Exhibit 10.34
Execution Version
May 1, 2009
Mr. Ronald M. Klein
c/o Origen Financial, Inc.
27777 Franklin Road
Suite 1700
Southfield, MI 48034
     Re: Success Fees for Transaction Services
Dear Ron:
     We have today entered into an employment agreement (the “2009 Employment Agreement”) with you whereby Origen Financial, Inc., a Delaware corporation (the “Parent”), together with Origen Financial, L.L.C. (the “Company”), a Delaware limited liability company (the “Parent”), (collectively, the Parent and the Company are referred to as “Employers”) have employed you (“Klein”), as a part-time employee to provide the services described in the 2009 Employment Agreement. This letter (with the attached schedule, the “Agreement”) confirms our understanding regarding the Employers’ obligation to provide additional compensation to you and certain other employees and consultants, in accordance with the terms and subject to the conditions of this Agreement, in connection with one or more possible Transactions (as defined below) concluded on behalf of Employers under your direction.
     1. Transaction. For purposes of this Agreement, “Transaction” shall mean any transaction or series or combination of related transactions completed by Employers for the purpose of preservation of the value of Employers’ assets, including:
(a)	Refinancing of any significant obligation of the Employers secured by assets of the Employers;

(b)	The management and exercise of contractual call options, and other contractual obligations and opportunities, related to Employers’ securitized bonds;

(c)	The purchase of securities or other assets;

(d)	The sale of any significant group of assets of Employers, including loans, or interests in loans;

(e)	The replacement or modification of any guarantee, enhancement or swap/hedge contract covering any of Employers’ assets or their underlying obligations which enhances or preserves expected cash flows or value for Employers;

(f)	The formation of a joint venture, a minority investment or partnership, or any similar transaction; and

(g)	The change of control of Employers whether by merger, sale or exchange of a controlling share of Employers’ outstanding voting securities, sale of substantially all of its assets, plan of exchange or consolidation;
provided, however, that any event described above shall qualify as a Transaction under this Agreement only if it is approved, authorized and designated as a Transaction, by the Board of Directors of the Parent acting in good faith, it being understood by the Parent and Klein that events that are either inconsequential or that provide no meaningful incremental value, or that do not preserve meaningful value to the shareholders of the Parent do not qualify as a Transaction for which a fee must be paid hereunder.
     2. Success Fees. In addition to, and not in lieu of, any payments to Klein under the 2009 Employment Agreement, Employers agree to pay Klein and his Designees (as defined in Section 7 below) a fee (the “Success Fee”) in respect of any Transaction that is closed during the period beginning on the date of this Agreement and ending on the six-month anniversary of the Termination Date (as described in Section 5 below).
     (a) The amount of the Success Fee payable by Employers for any Transaction will be as follows:
i. 1% of the face value of the Transaction Amount (as defined below) of any completed Transaction;
ii. the amount of any Success Fee paid in respect of a Transaction described in Section 1(g) of this Agreement will be reduced by fifty percent (50%) of the sum of all Transaction Fees previously paid for other Transactions;
iii. provided, however, the amount of any Success Fee shall be not less than $200,000.
     For the purposes of calculating Success Fees pursuant to this Agreement, the “Transaction Amount” for any transaction shall be as follows:
i. For Transactions described in Section 1(a) of this Agreement, the amount of the loan or refinancing made available to Employers in the Transaction;
ii. For Transactions described in Section 1(b) of this Agreement, the face amount of the bonds involved in the Transaction;

iii. For Transactions described in Section 1(c) of this Agreement, the amount of cash, notes, securities and other property paid in the Transaction, including, if applicable, the amount of any debt assumed by Employers in the transaction;
iv. For Transactions described in Sections 1(e) and 1(f) of this Agreement, an amount (not less than the amount provided by clause (a)(i) above) approved by the Board of Directors of the Parent, in good faith, at the time of its authorization of the Transaction;
v. For Transactions described in Section 1(g) of this Agreement, , the amount of cash, securities and other property paid to Employers or to the Company’s shareholders in the Transaction. By way of example and clarification, in the event of a Transaction described in Section 1(g) that is structured as a merger, sale of substantially all of the Employers’ assets or sale by the Parent’s shareholders of their shares of Parent’s stock, the gross proceeds available for distribution to the shareholders, before deduction of Transaction expenses, shall be the value on which the Success Fee will be calculated.
     (b) Any Success Fee earned under this Agreement, other than for a Transaction described in Section 1(g), shall be paid by Employers 50% at closing of the Transaction and the remaining 50% on or before March 14 of the year following the closing of the Transaction. A Success Fee earned under Section 1(g) of this Agreement shall be paid at closing of the Transaction.
     3. Reimbursement. In addition to the payment of the fees provided in Section 2 above, Employers agree to reimburse Klein and the Designees (as defined below, collectively the “Payees”) promptly upon request from time to time for all necessary and appropriate expenses incurred by Payees in performing their engagement and pursuing and completing one or more Transactions hereunder (including, without limitation, travel, document production, and communication expenses), provided that Employers shall not be obligated to reimburse expenses that in the aggregate exceed $25,000 without prior written approval of Employers.
     4. Payees. Any Success Fee for a Transaction earned under this Agreement shall be allocated by Klein among Klein and other senior employees of, or consultants to, Employers (the “Designees”) with respect to each Transaction and corresponding Success Fee payment and shall be paid to Klein and Designees by Employers.
     5. Termination. This Agreement shall terminate upon the effective date of termination of the Employment Agreement. Notwithstanding termination of the Employment Agreement, Employers agree to pay the Success Fee for any Transaction that was initiated and pursued prior to termination of the Employment Agreement that is actually completed within six months after the effective date of termination of the Employment Agreement. The six-month period will be extended for each additional day required to permit shareholder approval or the satisfaction of any normal and customary closing conditions for any agreement that is signed within the six-month period, and Employers agree to pay the Success Fee if the transaction ultimately is completed not later than nine months after termination. The indemnity and other provisions contained in Schedule I hereto and the covenants of the parties contained in Section 6 hereof will remain operative and in full force and effect regardless of any termination or expiration of this Agreement.
     6. Information; Confidentiality.
     (a) Employers will furnish to Klein such information as Klein reasonably believes appropriate to its engagement hereunder (the “Information”).
     (b) Klein (i) will use and rely on the accuracy and completeness of the Information, (ii) is not responsible for, and has no obligation to independently verify, the accuracy or completeness of the Information, (iii) has no obligation to undertake an independent evaluation, appraisal, or physical inspection of any assets or liabilities of Employers, and (iv) will assume that any financial forecasts furnished to or discussed with Klein by Employers have been reasonably prepared and reflect the best then currently available estimates and judgment of Employers’ management.
     (c) Information provided by Employers to Klein in connection with this Agreement will be kept confidential and will only be used by Klein for purposes of this engagement, except information that (i) was in Klein’s possession prior to its disclosure by Employers, (ii) is publicly disclosed other than by Klein in violation of this Agreement, (iii) is obtained by Klein on a non-confidential basis from a person other than Employers who, to the knowledge of Klein is not bound by a confidentiality agreement with Employers, (iv) Employers agree may be disclosed, or (v) is required or requested to be disclosed under compulsion of law (whether by oral question, interrogatory, subpoenas, civil investigative demand or otherwise), by order of any court or governmental or regulatory authority or body or by Klein’s independent auditors or accountants. Employers understand that Klein may currently or in the future be involved in advising others in the same or related businesses and agrees that nothing contained herein shall act as a bar to or inhibit Klein from engaging in those activities so long as Klein otherwise complies with the above provisions.
     (d) Any financial advice rendered by Klein pursuant to this Agreement is intended solely for the benefit and use of management and the board of directors of Employers in considering the matters to which this Agreement relates, is not on behalf of, and shall not confer rights or remedies upon, any person other than the management and board of directors of Employers, and may not be used or relied upon for any other purpose. No such financial advice may be disclosed publicly in any manner without Klein’s prior written approval and all such advice will be treated by Employers as confidential, except if such advice is required or requested to be disclosed under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise), by order of any court or governmental or regulatory authority or body or by Klein’s independent auditors or accountants.
     7. Indemnification. Employers agree to indemnify Klein and Designees as set forth on the attached Schedule I.

     8. Miscellaneous.
     (a) This Agreement shall be binding upon and inure to the benefit of Employers, Klein, each Indemnified Person (as defined in Schedule I) and their respective successors and assigns.
     (b) This Agreement incorporates the entire understanding of the parties with respect to Success Fees and supersedes all previous agreements, other than the Employment Agreement and any employment or consulting agreement with any Designee, and shall be governed by, and construed in accordance with, the laws of the State of Michigan without regard to its principles of conflict of laws.
     (c) If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this Agreement provided herewith.
Very truly yours,

Origen Financial, Inc.

By:	/s/ W. Anderson Geater, Jr.
Its: CFO

Accepted and Agreed this 1st day of May, 2009

By:	/s/ Ronald A. Klein
Ronald Klein

Schedule I
     In the event that Klein or any Designee (collectively, the “Indemnified Persons” and each, an “Indemnified Person”) becomes involved in any capacity in any claim, action, proceeding or investigation (collectively, “Actions”) brought by or against any person, including equity holders of Employers, in connection with or as a result of either Klein’s engagement or any matter referred to in this Agreement (including any untrue statement or alleged untrue statement of a material fact contained in any document furnished or made available by Employers (directly through Klein or otherwise), to any investor or financing source or the omission or the alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), Employers periodically will advance to the Indemnified Persons amounts necessary to pay their reasonable out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that if it is finally found (in a non-appealable judgment) by a court of competent jurisdiction that any loss, claim, judgment, damage or liability of an Indemnified Person has resulted primarily from the fraud, gross negligence or bad faith of such Indemnified Person in performing the services that are the subject of this Agreement, such Indemnified Person shall repay such portion of the advanced amounts that is attributable to expenses incurred in relation to the act or omission of such Indemnified Person that is the subject of such non-appealable judgment. Employers also will indemnify and hold the Indemnified Persons harmless from and against any and all losses, claims, judgments, damages or liabilities to which such Indemnified Person may become subject under any applicable law, or otherwise, that is related to, arising out of, or in connection with either Klein’s engagement or any matter referred to in this Agreement (including any untrue statement or alleged untrue statement of a material fact contained in any document furnished or made available by Employers (directly through Klein or otherwise), to any investor or financing source or the omission or the alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading) and without regard to the exclusive or contributory negligence of any Indemnified Person except to the extent that it is finally found (in a non-appealable judgment) by a court of competent jurisdiction that any such loss, claim, damage of liability resulted primarily from the fraud, gross negligence or bad faith of the Indemnified Persons in performing the services that are the subject of this Agreement.
     Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify Employers in writing; provided that failure to so notify Employers shall not relieve Employers from any liability that Employers may have on account of this indemnity or otherwise, except to the extent Employers shall have been materially prejudiced by such failure. Employers shall, if requested by the Indemnified Person, assume the defense of any such Action, including the employment of counsel reasonably satisfactory to the Indemnified Person. An Indemnified Person may retain separate counsel to represent it in the defense of any Action, which shall be at the expense of Employers if (i) Employers do not assume the defense of the Action within a reasonable period of time after being notified of the

Action, or (ii) the Indemnified Person is advised by counsel in writing that there is an actual or potential conflict in Employers’ and the Indemnified Person’s respective interests or additional defenses are available to the Indemnified Person, which makes representation by the same counsel inappropriate; provided that in no event shall Employers be obligated to pay expenses and fees for more than one counsel in any one jurisdiction for all Indemnified Persons in connection with any Action.
     No Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Employers or their equity holders or creditors related to, arising out of, or in connection with, advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated in this Agreement or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except to the extent any loss, claim, judgment, damage or liability is finally found (in a non-appealable judgment) by a court of competent jurisdiction to have resulted from the Indemnified Person’s fraud, gross negligence or bad faith.
     If for any reason other than the Indemnified Person’s fraud, gross negligence or bad faith, the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold it harmless, then Employers shall contribute to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic benefits to Employers and its equity holders, on the one hand, and to the Indemnified Persons, on the other hand, of the matters covered by this engagement; or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative economic benefits but also the relative fault of Employers, on the one hand, and the Indemnified Persons, on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. For purposes of this paragraph, the relative economic benefits to Employers and its equity holders, on the one hand, and the Indemnified Persons, on the other hand, of the matters contemplated in this Agreement, shall be deemed to be in the same proportion as (a) the total value paid or to be paid or received or to be received by Employers and its equity holders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, bears to (b) the fees paid or to be paid to Klein under this Agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Klein under this Agreement.
     The reimbursement, indemnity and contribution obligations of Employers in this Schedule I shall be in addition to any liability which Employers may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Indemnified Persons, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Employers, the Indemnified Persons, any such affiliate and any such person.
     Employers shall not be required to indemnify an Indemnified Person for any amount paid or payable by the Indemnified Person in the settlement of any action, proceeding or investigation without the written consent of Employers, which consent shall not be unreasonably withheld. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one of a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of Employers set forth in this Schedule I, Employers will notify Klein in writing thereof (if not previously so notified) and, if requested by Klein, shall arrange in connection therewith alternative means of providing for the obligations of Employers set forth in this Schedule I, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to Klein.
     Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our engagement or any matter referred to in this letter is hereby waived by the parties hereto.
     The provisions of this Schedule I shall survive any expiration or termination of the Agreement or completion of the engagement provided by the Agreement.